CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
AVX AIRCRAFT TECHNOLOGIES INC.

AVX Aircraft Technologies Inc., a corporation organized and existing under and the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is AVX Aircraft Technologies Inc. (the “Corporation”).

2.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Certificate of Incorporation amends the provisions of the Amended Certificate of Incorporation (the “Certificate”), of the Corporation.

3.

This Certificate of Amendment to the Certificate of Incorporation (the “Amended Certificate”) has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL.

4.

In lieu of a meeting and vote of the stockholders, the holders of a majority of the outstanding capital stock of the Corporation entitled to vote upon an amendment to the Certificate have approved and adopted this Certificate of Amendment by written consent in accordance with the provisions of Sections 228 and 242 of the DGCL.

5.	The Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment, dated February 18, 2013, is hereby amended as follows:

The first sentence is hereby amended and restated in its entirety as follows:

“The name of the corporation is XTI Aircraft Company (the “Corporation”).”

6.	This Certificate of Amendment shall be effective as of August 19, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of AVX Air Transportation, Inc. this 14th day of August, 2013.

AVX AIRCRAFT TECHNOLOGIES INC.

By: /s/ David Brody
Name: David Brody
Title: President and Secretary